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                                                                    Exhibit 11.1

                    ACT MANUFACTURING, INC. AND SUBSIDIARIES

                   Computation of Net Income Per Common Share

                 Twelve Months Ended December 31, 1999 and 1998
                      (in thousands except per share data)
                                  (unaudited)

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
                                                                 Twelve Months
                                                                     Ended
                                                                ---------------
                                                                 1999    1998
                                                                ------- -------
BASIC NET INCOME PER COMMON SHARE

Net income as reported......................................... $ 6,234 $ 3,093
Weighted average number of common shares outstanding:
  Common Stock.................................................  13,265  12,665
                                                                ------- -------

  Basic net income per common share............................ $   .47 $   .24

DILUTED NET INCOME PER COMMON SHARE

Net income as reported......................................... $ 6,234 $ 3,093
Weighted average number of common shares outstanding:
  Common stock.................................................  13,265  12,665
  Effect of stock options......................................     651     311
                                                                ------- -------

  Diluted net income per common share.......................... $   .45 $   .24
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